Exhibit 10.4

This Amended and Restated Loan Agreement (this “Agreement”) is reaffirmed on December 13, 2019 by and between 2490585 Ontario Inc., an Ontario corporation (“Lender”), and Slinger Bag Americas Inc.., a Delaware corporation (together with its affiliates, “Borrower”).

WHEREAS, Borrower required an infusion of U.S. $500,000 in cash (the “Loan”) in order to finance its operations and Lender wished to provide the Loan, subject to the terms and on the conditions of this Agreement;

AND WHEREAS, Borrower and Lender wish to reaffirm the terms of repayment relating to the Loan;

Now, therefore, in consideration of the premises and the mutual covenants and agreements of the Parties hereinafter set forth, it is hereby agreed by and between the Parties hereto as follows:

1. Loan. Lender hereby affirms that it loaned $500,000 USD to the Borrower on December 3, 2019 by wiring the same in accordance with instructions provided by the Borrower. Borrower accepted $500,000 as a loan to be repaid either (a) out of available cash as soon as practicable in the reasonable opinion of both the Lender and the Borrower or (b) on July 15, 2020, whichever is earlier. The Loan shall bear interest at a rate of two percent (2%) per month (i.e., 24% per annum) on the outstanding amount until repaid in full. Any payment of cash to be made by Borrower to Lender shall be applied first to accrued, but unpaid, interest and second to the outstanding principal.

2. Dividends or Distributions. The Parties agree that Borrower shall not be permitted to declare, make or pay any dividend or distribution unless and until the Loan is repaid in full.

3. Costs and Fees. Each Party will bear its own costs in connection with the entry into this Agreement and any payments to be made or received hereunder.

4. Amendments and Assignments. This Agreement may not be amended or assigned without the written consent of all Parties.

5. Further Assurances. Each party hereto agrees to execute, on request, all other documents and instruments as the other party shall reasonably request, and to take any actions, which are reasonably required or desirable to carry out obligations imposed under, and affect the purposes of, this Agreement.

6. Governing Law and Jurisdiction. This Agreement shall be governed by the substantive law of the State of New York, without application of any conflict of laws principle that would require the application of the law of any other jurisdiction

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Loan Agreement this 13th day of December, 2019.

Slinger Bag Americas Inc.

Per:
Mike Ballardie
Chief Executive Officer
I have authority to bind the corporation

Agreed and accepted:

2490585 Ontario Inc.

Per:
Elisha Kalfa - Director

I have authority to bind the corporation